Exhibit 99.1

Press Release

Company contact:

John Batty

Chief Financial Officer

Credence Systems Corporation

(408) 635-4636

john_batty@credence.com

CREDENCE REPORTS RESULTS FOR SECOND QUARTER

FISCAL YEAR 2007

MILPITAS, Calif., June 4, 2007—Credence Systems Corporation (NASDAQ: CMOS), a leading provider of innovative and cost-effective test solutions from design to production for the worldwide semiconductor industry, today reported financial results for the second quarter of fiscal 2007 ended May 5, 2007.

Net sales for the second quarter were $121.1 million, up 2.0 percent from prior quarter net sales of $118.8 million and down 6.8 percent from the second quarter of fiscal year 2006 revenue of $129.9 million. Net loss for the quarter was $3.5 million or $0.03 per share, versus a net loss of $11.0 thousand or $0.00 net loss per share in the prior quarter. Net loss from second quarter fiscal 2006 was $14.2 million or $0.14 net loss per share.

“We executed better than expected in the second quarter on our plan, and are making good progress on our goal to return Credence to profitability,” said Lavi Lev, president and chief executive officer of Credence. “We have adopted a detailed plan to achieve comprehensive cost reductions, accelerated the outsourcing of our manufacturing to Asia, and streamlined our product portfolio to maximize our customers’ return on their test investment.”

Third quarter fiscal 2007 outlook

Net sales in the third quarter of fiscal 2007 are expected to be approximately $120.0 million to $123.0 million, with per share results at approximately breakeven.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Monday June 4, 2007, at 5.00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under the “Investor Relations-Financial Information-Webcasts” section. A replay of the call will be available via phone and web site through July 2, 2007. The replay number in the U.S. and Canada is (888) 286-8010. The

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replay number outside the U.S. and Canada is (617) 801-6888. The passcode is 16142884. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our progress on our goal to return Credence to profitability, our adoption of a detailed plan to achieve comprehensive cost reductions, the acceleration of our outsourcing of manufacturing to Asia, and the streamlining of our product portfolio to maximize our customers’ return on their test, and expected net sales and earnings per share for the third quarter of fiscal 2007. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Prior Quarter Ended February 3, 2007	Six Months Ended
	May 5, 2007	April 30, 2006		May 5, 2007	April 30 2006

Net sales(1)	$121,141	$129,945	$118,797	$239,938	$251,750
Cost of goods sold – on net sales(1) (2)	65,925	83,697	67,295	133,220	149,735

Gross margin	55,216	46,248	51,502	106,718	102,015
Operating expenses:
Research and development (3)	20,362	24,123	21,178	41,540	48,271
Selling, general & administrative(1) (4)	29,114	29,758	25,839	54,953	59,070
Amortization of purchased intangible assets and deferred compensation	4,454	4,117	4,455	8,909	8,371
Restructuring charges	526	1,060	492	1,018	1,374

Total operating expenses	54,456	59,058	51,964	106,420	117,086

Operating income (loss)	760	(12,810)	(462)	298	(15,071)
Interest and other income, net(5)	(2,344)	(318)	2,463	119	(472)

Income / (loss) before income taxes	(1,584)	(13,128)	2,001	417	(15,543)
Income taxes	1,870	1,103	2,012	3,882	2,734

Net loss	$(3,454)	$(14,231)	$(11)	$(3,465)	$(18,277)

Net loss per share
Basic	$(0.03)	$(0.14)	$(0.00)	$(0.03)	$(0.18)

Diluted	$(0.03)	$(0.14)	$(0.00)	$(0.03)	$(0.18)

Number of shares used in computing per share amounts
Basic	101,028	99,886	100,612	100,816	99,686

Diluted	101,028	99,886	100,612	100,816	99,686

(1)

Effective the first quarter of fiscal 2007, Credence reclassified engineering consulting and customized services as revenue instead of as an offset to selling, general, and administrative expenses. The labor and material associated with the delivery of these services which had previously been reported as selling, general, and administrative expenses are classified as cost of goods sold. For the three and six month periods ended May 5, 2007, the total amount of engineering consulting and customized services classified as net sales is $3.3 million and $8.8 million respectively. For the three and six month periods ended May 5, 2007, the total amount of cost of goods sold is $2.9 million and $6.6 million, respectively. For the three month period ended February 3, 2007 the total amount of engineering consulting and customized services classified as net sales is $5.5 million and the related cost of goods sold is $3.7 million. For comparative purposes, for the three and six month periods ended April 30, 2006, $5.2 million and $8.8 million, respectively has been reclassified as net sales. The related cost of goods sold of $2.9 million and $5.2 million for the three and six month periods ended April 30, 2006, respectively has been reclassified to cost of goods sold from selling, general, and administrative expenses.

(2)	Includes stock-based compensation under FAS 123R (adopted on November 1, 2005) of $0.1 million and $0.2 million for the three and six month periods ended May 5, 2007, respectively. For the three months ended February 3, 2007 stock-based compensation expense was $0.1 million. For the three and six month periods ended April 30, 2006, stock-based compensation expense was $0.1 million and $0.2 million, respectively. Also, includes amortization expenses resulting from the write-up to fair value of the inventory, spares and fixed assets acquired as part of our acquisition of NPTest of $0.7 million and $1.3 million for the three and six months ended April 30, 2006, respectively.
(3)	Includes stock-based compensation under FAS 123R of $0.3 million and $0.7 million for the three and six month periods ended May 5, 2007, respectively. For the three month period ended February 3, 2007, stock-based compensation expense was $0.4 million. For the three and six month periods ended April 30, 2006, stock-based compensation expense was $0.6 million and $0.9 million, respectively.
(4)	Includes stock-based compensation under FAS 123R of $0.9 million and $2.1 million for the three and six month periods ended May 5, 2007, respectively. For the three month period ended February 3, 2007, stock-based compensation expense was $1.2 million. For the three and six month periods ended April 30, 2006, stock-based compensation expense was $1.0 million and $1.6 million, respectively. In addition, it includes amortization of the fixed assets write-up to fair value, resulting from NPTest acquisition of approximately $0.1 million and approximately $0.2 million for the three and six month periods ended April 30, 2006, respectively.
(5)	Includes a gain of $3.0 million associated with the exchange of $72.5 million of the convertible notes and a loss on the sale of land of $0.9 million for the three months ended February 3, 2007.
(6)	Beginning in Q1 2007, Credence changed its fiscal year end from a calendar date ending October 31 to a 52 or 53 week calendar ending on the Saturday closest to October 31. There were 92 days in the second quarter of fiscal year 2007 and fiscal year 2007 will be a 52 week fiscal year ending November 3, 2007. This change has no impact on Credence’s results of operations, financial position, or cash flows.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	May 5, 2007	Prior Quarter February 3, 2007	October 31, 2006 (1)

	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$123,704	$142,930	$95,635
Short-term investments	45,371	7,179	7,177
Accounts receivable, net	125,506	113,309	114,796
Inventories	62,965	57,546	55,200
Other current assets	24,378	25,870	24,661

Total current assets	381,924	346,834	297,469
Property and equipment, net	79,591	80,777	87,175
Other assets	130,144	131,422	132,950

Total assets	$591,659	$559,033	$517,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,064	$33,312	$32,477
Accrued liabilities	100,307	96,007	105,089
Deferred profits	11,967	7,621	6,143

Total current liabilities	138,338	136,940	143,709
Other liabilities	228,157	197,730	151,686
Long-term deferred income taxes	9,473	9,473	9,473
Stockholders’ equity	215,691	214,890	212,726

Total liabilities and stockholder’s equity	$591,659	$559,033	$517,594

(1)	Derived from the audited financial statements for the year ended October 31, 2006.